Exhibit 10.1

2000 DUN & BRADSTREET CORPORATION
NON-EMPLOYEE DIRECTORS’ STOCK INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD
[Award Date]

This RESTRICTED STOCK UNIT AWARD (this “Award”) is being granted to _________________________ (the “Participant”) as of this ___ day of ______________, 20XX (the “Award Date”) by THE DUN & BRADSTREET CORPORATION (the “Company”) pursuant to the 2000 DUN & BRADSTREET CORPORATION NON-EMPLOYEE DIRECTORS’ STOCK INCENTIVE PLAN (the “Plan”). Capitalized terms not defined in this Award have the meanings ascribed to them in the Plan.

1.
Grant of Restricted Stock Units. The Company hereby awards to the Participant pursuant to the Plan _______ restricted stock units (“RSUs”). Each RSU constitutes an unfunded and unsecured promise of the Company to deliver (or cause to be delivered) to the Participant, subject to the terms of this Award and the Plan, one share of the Company’s common stock, par value $.01 (“Share”) on the delivery date as provided herein. Until delivery of the Shares, the Participant has only the rights of a general unsecured creditor, and no rights as a shareholder, of the Company.

2.
Vesting. Subject to Section 8, the RSUs shall vest on the date of, and immediately prior to, the Company’s next Annual Meeting of Shareholders, provided the Participant has continued his or her service with the Company until such time (the “Annual Vesting Date”). If the Participant terminates his or her service with the Company prior to the Annual Vesting Date, the unvested RSUs shall be forfeited; provided, however, that if such termination of service is due to Participant’s Disability or death, the RSUs shall vest in full on the date of such Disability or death, and if such termination of service is due to Participant’s Retirement, the RSUs shall vest as of the date of such Retirement in a pro rata number of RSUs equal to the product of the number of RSUs subject to the Award, multiplied by a fraction the numerator of which shall be the number of days elapsed between the Award Date and the date of the Participant’s Retirement and the denominator of which shall be the number of days contained in the period between the Award Date and the Annual Vesting Date. The foregoing provisions notwithstanding, and subject to the provisions of Section 7 below, the Company may cause such number of RSUs to vest prior to the date that the underlying Shares are delivered pursuant to Section 9 to the extent necessary to satisfy any Tax-Related Items (as defined in Section 7 below) that may arise before the date the underlying Shares are delivered. The provisions in this Section 2 notwithstanding, in accordance with the Plan, the Board reserves the right to consider the circumstances related to a Participant’s termination of service with the Company and to determine the effect, if any, of such termination of service with the Company on the Award, provided that any changes to the terms of the Award to give effect to the foregoing determination shall not operate to cause the Award to violate Code Section 409A.

3.
Additional Deferral. In accordance with a valid and timely election, the Participant may delay delivery of the underlying Shares to the date of the Participant’s Separation from Service. An election to defer will be considered timely only if it is filed on or before December 31 prior to the Award Date, or if the Participant is a newly appointed member of the Board, only if it is filed before the date the Participant begins to serve on the Company’s Board and in no event later than 30 days following the date the Participant is provided with the election to defer (the “Deferral Election Deadline”). Such election will become irrevocable as of the Deferral Election Deadline.

4.	Voting. The Participant will not have any rights of a shareholder of the Company with respect to RSUs until delivery of the underlying Shares.

5.	Dividend Equivalents. Unless the Board determines otherwise, in the event that a dividend is paid on Shares, an amount equal to such dividend shall be credited for the benefit of the Participant based on the number of RSUs credited to the Participant as of the dividend record date, and such credited dividend amount shall be in the form of an additional number of RSUs (which may include fractional RSUs) based on the Fair Market Value (as defined in the Plan) of a Share on the dividend payment date. The additional RSUs credited in connection with a dividend will be subject to the same restrictions as the RSUs in respect of which the dividend was paid, including, without limitation, the provisions governing time and form of settlement or payment applicable to the associated RSUs.

6.
Transfer Restrictions. The RSUs are not subject to assignment by the Participant. If a Participant does make an assignment of any RSUs, the Company may disregard such assignment and discharge its obligation hereunder by making payment as though no such assignment has been made.

7.	Withholding Taxes.
(a)The Participant acknowledges that, regardless of any action taken by the Company, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company. The Participant further acknowledges that the Company (1) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSU, including, but not limited to, the grant, vesting or settlement of the RSU, the subsequent sale of Shares acquired pursuant to the settlement and the receipt of any dividend equivalents or dividends; and (2) does not commit to and is under no obligation to structure the terms of the grant or any aspect of the RSU to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction between the Award Date and the date of any relevant taxable or tax withholding event, as applicable, the Participant acknowledges that the Company may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b)Prior to any relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to the Company to satisfy Tax-Related Items. In this regard, the Participant authorizes the Company or its agents, at its discretion, to satisfy the obligations with regard to all Tax-Related Items by withholding in Shares to be issued upon vesting and settlement of the RSU. In the event that such withholding in Shares is problematic under applicable tax or securities law or has materially adverse accounting consequences, by the Participant’s acceptance of the RSU, the Participant authorizes and directs the Company and any brokerage firm determined acceptable to the Company to sell on the Participant’s behalf a whole number of Shares from those Shares issuable to the Participant as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the obligation for Tax-Related Items. Anything in this Section 7 to the contrary notwithstanding, to avoid a prohibited acceleration under Code Section 409A, the number of Shares subject to RSUs that will be permitted to be released and withheld (or sold on the Participant’s behalf) to satisfy any Tax-Related Items arising prior to the date the Shares are scheduled to be delivered pursuant to Section 9 for any portion of the RSUs that is considered nonqualified deferred compensation subject to Code Section 409A shall not exceed the number of Shares that equals the liability for the Tax-Related Items.
(c)Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the vested RSU, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items.
(d)Finally, the Participant agrees to pay to the Company any amount of Tax-Related Items that the Company may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items.

8.	Change in Control. Upon a Change in Control, any unvested RSUs shall automatically vest.

9.	Delivery of Shares. The Shares underlying RSUs that become vested pursuant to Section 2 shall be delivered in accordance with the following:
(a)If the Participant does not make a valid and timely election to defer delivery of the Shares pursuant to Section 3 hereof, the Shares shall be delivered on the earliest to occur of (i)  a date within 15 days of the Annual Vesting Date, (ii) a date within 15 days of the Participant’s Separation from Service and (iii) the date of a Change in Control; provided, however, that if (x) the RSUs are non-qualified deferred compensation subject to Section 409A of the Code, (y) the Participant is subject to taxation in the U.S. and (z) the Change in Control does not constitute a “change in control event” within the meaning of Treas. Reg. § 1.409A-3(i)(5), then the underlying Shares shall be delivered instead on the earlier of dates set forth in Sections 9(a)(i) and 9(a)(ii).
(b)If the Participant makes a valid and timely election to defer delivery of the Shares pursuant to Section 3 hereof, the Shares shall be delivered on the earlier to occur of (i) a date within 15 days of the Participant’s Separation from Service or (ii) the date of a Change in Control; provided, however, that if (x) the Participant is subject to taxation in the U.S. and (z) the Change in Control does not constitute a “change in control event” within the meaning of Treas. Reg. § 1.409A-3(i)(5), then the underlying Shares will be delivered instead on the date set forth in Section 9(b)(i).
(c)Until the Company determines otherwise and subject to Section 7, delivery of Shares will be administered by the Company’s transfer agent or an independent third-party broker selected from time to time by the Company.

10.
Adjustments Upon Capitalization Events. The terms of this Award, including the number of RSUs, shall be adjusted in accordance with Section 8(a) of the Plan as the Board determines is equitably required in the event the Company effects one or more share dividends, share splits, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of Shares or other corporate exchange, or any other distribution to shareholders of Shares other than regular cash dividends or any transaction similar to the foregoing.

11.
Entire Agreement. The Plan is incorporated herein by reference and a copy of the Plan can be requested from the Office of the Corporate Secretary Department, The Dun & Bradstreet Corporation, 103 JFK Parkway, Short Hills, New Jersey 07078. The Plan and this Award constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior understandings and agreements with respect to such subject matter. To the extent any provision of this Award is inconsistent or in conflict with any term or provision of the Plan, the Plan shall govern. Any action taken or decision made by the Board arising out of or in connection with the construction, administration, interpretation or effect of this Award shall be within its sole and absolute discretion and shall be final, conclusive and binding on the Participant and all persons claiming under or through the Participant.

12.
Successors and Assigns. This Award shall be binding upon and inure to the benefit of all successors and assigns of the Company and the Participant, including, without limitation, the estate of the Participant and the executor, administrator or trustee of such estate or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

13.
Severability. The terms or conditions of this Award shall be deemed severable and the invalidity or unenforceability of any term or condition hereof shall not affect the validity or enforceability of the other terms and conditions set forth herein.

14.
No Advice Regarding Award. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendation regarding the Participant’s participation in the Plan, or the acquisition or sale of underlying Shares. The Participant is advised to consult with his or her personal tax, legal, and financial advisors regarding the decision to participate in the Plan before taking any action related to the Plan.

15.
Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company. The Participant hereby agrees that all on-line acknowledgements shall have the same force and effect as a written signature.

16.
Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the RSU and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

17.
Waiver. The Participant acknowledges that a waiver by the Company of breach of any provision of this Award shall not operate or be construed as a waiver of any other provision of this Award, or of any subsequence breach by the Participant or any other Participant.

18.	Governing Law.
(a)The laws of the State of New Jersey, U.S.A., including tort claims, (without giving effect to its conflicts of law principles) govern exclusively all matters arising out of or relating to this Award, including, without limitation, its validity, interpretation, construction, performance, and enforcement.
(b)Any party bringing a legal action or proceeding against any other party arising out of or relating to this Award shall bring the legal action or proceeding in the United States District Court for the District of New Jersey and any of the courts of the State of New Jersey, U.S.A.
(c)Each of the Company and the Participant waives, to the fullest extent permitted by law, (i) any objection which it may now or later have to the laying of venue of any legal action or proceeding arising out of or relating to this Award brought in any court of the State of New Jersey, U.S.A., or the United States District Court for the District of New Jersey, including, without limitation, a motion to dismiss on the grounds of forum non conveniens or lack of subject matter jurisdiction; and (ii) any claim that any action or proceeding brought in any such court has been brought in an inconvenient forum.
(d)Each of the Company and the Participant submits to the exclusive jurisdiction (both personal and subject matter) of (i) the United States District Court for the District of New Jersey and its appellate courts, and (ii) any court of the State of New Jersey, U.S.A., and its appellate courts, for the purposes of all legal actions and proceedings arising out of or relating to this Award.

19.
Code Section 409A. This Award is intended to comply with Code Section 409A and the guidance issued thereunder by the U.S. Internal Revenue Service and shall be interpreted, operated and administered in a manner consistent with such intent. If an unintentional operational failure occurs with respect to Code Section 409A requirements, the Participant shall fully cooperate with the Company to correct the failure, to the extent possible, in accordance with any correction procedure established by the U.S. Internal Revenue Service. Further, the Board may modify the terms of this Award, the Plan or both, without the consent of the Participant, beneficiary or such other person, in the manner that the Board may determine to be necessary or advisable in order to comply with Code Section 409A and to avoid the imposition of any penalty tax or other adverse tax consequences under Code Section 409A. This Section 19 does not create an obligation on the part of the Company to modify the terms of this Award or the Plan and does not guarantee that the Award or the delivery of Shares under the Award will not be subject to taxes, interest and penalties or any other adverse tax consequences under Code Section 409A. The Company will have no liability to the Participant or any other party if the Award, the delivery of Shares upon payment of the Award or other payment hereunder that is intended to be exempt from, or compliant with, Code Section 409A, is not so exempt or compliant or for any action taken by the Board with respect thereto.

20.
Appendix. Notwithstanding any provisions in this Award, the RSU shall be subject to any special terms and conditions set forth in any Appendix to this Award for the Participant’s country. Moreover, if the Participant relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to the Participant to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Award.

IN WITNESS WHEREOF, this Restricted Stock Unit Award Agreement has been duly executed as of the date first written above.

THE DUN & BRADSTREET CORPORATION

By:    _____________________________________________
Christie A. Hill
Chief Legal Officer

Appendix
2000 DUN & BRADSTREET CORPORATION
NON-EMPLOYEE DIRECTORS’ STOCK INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD

This Appendix includes additional terms and conditions that govern the RSUs granted to the Participant if the Participant resides in one of the countries listed herein. This Appendix forms part of the Award. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Award or the Plan.
This Appendix also includes information regarding exchange controls and certain other issues of which the Participant should be aware with respect to the Participant’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of May 2014. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information noted herein as the only source of information relating to the consequences of the Participant’s participation in the Plan because the information may be out of date at the time the Participant vests in the RSUs, or when the Participant sells the Shares acquired under the Plan.
In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation, and the Company is not in a position to assure the Participant of any particular result. Accordingly, the Participant is advised to seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to the Participant’s situation.
Finally, the Participant understands that if he or she a citizen or resident of a country other than the one in which the Participant is currently working, transfers employment after the Award Date, or is considered a resident of another country for local law purposes, the information contained herein may not apply to the Participant, and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply.

GERMANY
Notifications
Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank on Form Z10. No report is required for payments less than €12,500.

Tax Treatment. If the Participant elects to delay delivery of the underlying Shares in accordance with Section 3 of the Award, the election to defer may result in negative tax consequences to the Participant. The Company strongly advises the Participant to consult with a tax advisor regarding his or her particular situation prior to making such an election.